REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SCHEDULES

The Board of Directors and Stockholder
Farm Bureau Life Insurance Company

We have audited the consolidated balance sheets of Farm Bureau Life Insurance Company as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, changes in stockholder's equity and cash flows for each of the three years in the period ended December 31, 2013, and have issued our report thereon dated April 25, 2014 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 24 (a)(2) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Des Moines, Iowa
April 25, 2014

Schedule I – Summary of Investments – Other
Than Investments in Related Parties
FARM BUREAU LIFE INSURANCE COMPANY
December 31, 2013

Column A	Column B	Column C	Column D
Type of Investment	Cost (1)	Value	Amount at which shown in the balance sheet
	(Dollars in thousands)
Fixed maturities, available for sale:
Bonds:
Corporate	$3,139,536	$3,304,734	$3,304,734
Mortgage and asset-backed	1,269,376	1,317,240	1,317,240
United States Government and agencies	38,250	42,251	42,251
State, municipal and other governments	1,314,611	1,346,021	1,346,021
Total	5,761,773	$6,010,246	6,010,246
Equity securities, available for sale:
Common stocks:
Banks, trusts and insurance companies	21,810	$21,810	21,810
Industrial, miscellaneous and all other	842	917	917
Non-redeemable preferred stocks	65,692	66,450	66,450
Total	88,344	$89,177	89,177
Mortgage loans	576,880		580,099
Investment real estate (2)	4,101		4,084
Policy loans	176,993		176,993
Short-term investments	72,649		72,649
Other investments	662		1,079
Total investments	$6,681,402		$6,934,327

(1)  On the basis of cost adjusted for repayments and amortization of premiums and accrual of discounts for fixed maturities and short-term investments; original cost for equity securities, real estate and other investments; and unpaid principal balance for mortgage loans and policy loans.

(2)  Amount shown on balance sheet differs from cost due to depreciation and allowance for possible losses deducted from cost.

Schedule III – Supplementary Insurance Information
FARM BUREAU LIFE INSURANCE COMPANY

Column A	Column B	Column C	Column D	Column E
	Deferred acquisition costs	Future policy benefits, losses, claims and loss expenses	Unearned revenues	Other policyholder funds
	(Dollars in thousands)
December 31, 2013:
Annuity	$82,404	$3,172,598	$–	$376,879
Life Insurance	216,744	2,254,193	8,885	191,478
Corporate and Other	80,051	389,746	13,133	21,845
Impact of unrealized gains/losses	(55,550)	2,957	(2,790)	–
Total	$323,649	$5,819,494	$19,228	$590,202
December 31, 2012:
Annuity	$82,396	$3,047,762	$–	$384,375
Life Insurance	199,266	2,104,973	13,585	182,597
Corporate and Other	84,347	379,708	13,660	20,786
Impact of unrealized gains/losses	(172,321)	–	(13,554)	–
Total	$193,688	$5,532,443	$13,691	$587,758
December 31, 2011:
Annuity	$78,102	$2,811,631	$–	$379,354
Life Insurance	187,132	2,010,820	12,225	174,561
Corporate and Other	86,948	346,023	14,056	17,321
Impact of unrealized gains/losses	(104,875)	–	(8,319)	–
Total	$247,307	$5,168,474	$17,962	$571,236

Schedule III – Supplementary Insurance Information (Continued)
FARM BUREAU LIFE INSURANCE COMPANY

Column A	Column F	Column G	Column H	Column I	Column J
	Premium revenue	Net investment income	Benefits, claims, losses and settlement expenses	Amortization of deferred acquisition costs	Other operating expenses
	(Dollars in thousands)
December 31, 2013:
Annuity	$1,236	$195,267	$102,307	$9,422	$22,990
Life Insurance	245,147	139,256	231,860	15,760	76,561
Corporate and Other	46,050	32,736	30,185	5,074	10,155
Change in net unrealized gains/losses on derivatives	–	(2,005)	(310)	–	–
Impact of realized gains/losses	43	–	28	879	65
Total	$292,476	$365,254	$364,070	$31,135	$109,771
December 31, 2012:
Annuity	$775	$190,630	$102,961	$9,327	$24,969
Life Insurance	229,986	137,325	218,856	21,216	70,564
Corporate and Other	45,677	29,387	30,721	3,727	9,988
Change in net unrealized gains/losses on derivatives	–	1,778	117	–	–
Impact of realized gains/losses	13	–	22	1,073	105
Total	$276,451	$359,120	$352,677	$35,343	$105,626
December 31, 2011:
Annuity	$664	$181,971	$100,432	$8,916	$16,444
Life Insurance	217,373	135,395	211,223	17,984	56,608
Corporate and Other	43,781	24,623	28,248	6,561	14,208
Change in net unrealized gains/losses on derivatives	–	(245)	2	(148)	–
Impact of realized gains/losses	3	–	(7)	625	45
Total	$261,821	$341,744	$339,898	$33,938	$87,305

Schedule IV – Reinsurance
FARM BUREAU LIFE INSURANCE COMPANY

Column A	Column B	Column C	Column D	Column E	Column F
	Gross amount	Ceded to other companies	Assumed from other companies	Net amount	Percent of amount assumed to net
	(Dollars in thousands)
Year ended December 31, 2013:
Life insurance in force, at end of year	$54,603,479	$13,220,004	$613,281	$41,996,756	1.5%
Insurance premiums and other considerations:
Interest sensitive product charges	$112,186	$1,026	$372	$111,532	0.3%
Traditional life insurance premiums	200,729	20,199	414	180,944	0.2
Accident and health premiums	8,540	8,135	–	405	–
	$321,455	$29,360	$786	$292,881	0.3%
Year ended December 31, 2012:
Life insurance in force, at end of year	$51,955,217	$11,999,297	$612,850	$40,568,770	1.5%
Insurance premiums and other considerations:
Interest sensitive product charges	$101,982	$1,010	$393	$101,365	0.4%
Traditional life insurance premiums	194,090	19,249	245	175,086	0.1
Accident and health premiums	9,012	8,604	–	408	–
	$305,084	$28,863	$638	$276,859	0.2%
Year ended December 31, 2011:
Life insurance in force, at end of year	$49,778,837	$11,031,493	$588,791	$39,336,135	1.5%
Insurance premiums and other considerations:
Interest sensitive product charges	$94,838	$1,473	$36	$93,401	–%
Traditional life insurance premiums	187,591	19,171	–	168,420	–
Accident and health premiums	9,468	9,065	–	403	–
	$291,897	$29,709	$36	$262,224	–%